Exhibit 99.1

CORPORATE INVESTOR RELATIONS	CONTACT:	Monica J. Burke
5333 15th Ave. South, Seattle, WA 98108		Chief Financial Officer
(206) 762-0993		(415) 275-5100
www.stockvalues.com

NEWS RELEASE

Willis Lease Finance Completes Regulatory Filings

SAUSALITO, CA – November 29, 2005 —Willis Lease Finance Corporation (NASDAQ: WLFCE), a leading lessor of commercial jet engines, today reported it has filed its amended Form 10-K for the year ended December 31, 2004, amended Forms 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and its Form 10-Q for the quarter ended September 30, 2005.

As previously reported, the Company did not file its 10-Q for the third quarter on or before the due date.  Consequently, the Company received a staff determination letter from Nasdaq on November 22, 2005, indicating that the Company failed to comply with the filing requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14), and that its common stock was subject to delisting.  With the completion of its filings today, the Company believes it has satisfied the requirements for continued listing.  Following Nasdaq’s final determination of compliance, the Company expects its ticker symbol will drop the E designation and revert to WLFC.  For detailed disclosure on the third quarter results, investors are encouraged to review the financial information in the 10-Q now available on the Company’s website, www.willislease.com.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and the Company undertakes no obligation to update them.  The Company’s actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to the Nasdaq’s evaluation of the Company’s compliance with Nasdaq’s continued listing requirements.

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Note:  Transmitted on BusinessWire on November 29, 2005 at 10:30 a.m. PST.